Exhibit 10.3
FORM OF
EMPLOYEE MATTERS AGREEMENT
by and between
CABLEVISION SYSTEMS CORPORATION
and
MADISON SQUARE GARDEN, INC.
Dated as of                     , 2009

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS

Section 1.1 Definitions	1
Section 1.2 General Interpretive Principles	9

ARTICLE II
GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets	9
Section 2.2 MSG Participation in CVC Plans	10
Section 2.3 Service Recognition	11

ARTICLE III
U.S. QUALIFIED DEFINED BENEFIT PLAN

Section 3.1 Establishment of MSG Cash Balance Pension Plan	12
Section 3.2 Transfer of Assets and Liabilities	13
Section 3.3 No Separation from Service	13

ARTICLE IV
U.S. QUALIFIED DEFINED CONTRIBUTION PLANS

Section 4.1 The MSG 401(k) Savings Plan	13
Section 4.2 Stock Investment Options	14

ARTICLE V
NONQUALIFIED PLANS

Section 5.1 Excess Cash Balance Pension Plan	14
Section 5.2 Transfer of Assets and Liabilities	15
Section 5.3 Excess Savings Plan	15
Section 5.4 Transferred Employees	16

ARTICLE VI
U.S. HEALTH AND WELFARE PLANS

Section 6.1 Health and Welfare Plans Maintained by CVC Prior to the Distribution Date	16
Section 6.2 Flexible Spending Accounts Plan	18
Section 6.3 Legal Plan	18
Section 6.4 COBRA and HIPAA	18
Section 6.5 Liabilities	18
Section 6.6 Time-Off Benefits	20

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Page
Section 11.6 Waivers	29
Section 11.7 Amendments	29
Section 11.8 Assignment	30
Section 11.9 Successors and Assigns	30
Section 11.10 Subsidiaries	30
Section 11.11 Title and Headings	30
Section 11.12 Governing Law	30
Section 11.13 Waiver of Jury Trial	30
Section 11.14 Specific Performance	30
Section 11.15 Severability	30

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Exhibits

Exhibit A	Pension Transfer Terms
Exhibit B	MSG Retained Retirement Plans
Exhibit C	MSG Retained Multi-Employer Benefit Plans
Exhibit D	CVC Health & Welfare Plans
Exhibit E	Unions

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EMPLOYEE MATTERS AGREEMENT
     THIS EMPLOYEE MATTERS AGREEMENT (the “Agreement”), dated as of                     , 2009, is by and between Cablevision Systems Corporation, a Delaware corporation (“CVC”), and Madison Square Garden, Inc., a Delaware corporation and an indirect subsidiary of CVC (“MSG,” and, together with CVC, each, a “Party” and collectively, the “Parties”).
RECITALS
     WHEREAS, the Board of Directors of CVC has determined that it is in the best interests of CVC to separate the MSG Business and the CVC Business into two independent public companies, on the terms and subject to the conditions set forth in the Distribution Agreement (as defined below);
     WHEREAS, in order to effectuate the foregoing, CVC and MSG have entered into a Distribution Agreement, dated as of                     , 2009, as amended (the “Distribution Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the MSG Business shall be separated from the CVC Business, and all of the issued and outstanding Class A Common Stock, par value $0.01 per share, of MSG and Class B Common Stock, par value $0.01 per share, of MSG (collectively, the “MSG Common Stock”) beneficially owned by CVC shall be distributed (the “Distribution”) on a pro rata basis to the holders of the issued and outstanding Class A Common Stock, par value $0.01 per share, of CVC and Class B Common Stock, par value $0.01 per share, of CVC (collectively, the “CVC Common Stock”); and
     WHEREAS, CVC and MSG have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans, programs and arrangements, and certain employment matters between and among them.
     NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Action” means any claim, demand, complaint, charge, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.
     “Affiliate” means, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.
     “Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement, including all the exhibits hereto, and all amendments made hereto from time to time.
     “Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.
     “Cablevision Cash Balance Pension Plan Trust” means the trust maintained to pay benefits under the Cablevision Cash Balance Pension Plan.
     “Cablevision Liabilities” means all Liabilities assumed or retained by any member of the CVC Group pursuant to this Agreement.
     “Cablevision Retirement Plans” means, collectively, the Cablevision Cash Balance Pension Plan, Cablevision 401(k) Savings Plan, Cablevision Excess Cash Balance Plan and Cablevision Excess Savings Plan.
     “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.
     “CVC” shall have the meaning ascribed thereto in the preamble to this Agreement.
     “CVC Actuary” means the actuary regularly engaged by CVC for the purposes of providing actuarial services relative to the Cablevision Cash Balance Pension Plan.
     “CVC Allocation” means the amount of assets of the Cablevision Cash Balance Pension Plan Trust to be retained by the Cablevision Cash Balance Pension Plan Trust as of January 1, 2010.
     “CVC Business” means all businesses and operations conducted by the CVC Group from time to time, whether prior to, at or after the Distribution Date, other than the MSG Business. For the avoidance of doubt, the business of Fuse shall be deemed to be part of the MSG Business only from and after CVC’s contribution of that business to MSG on June 2, 2008 and part of the CVC Business prior thereto.
     “CVC Common Stock” shall have the meaning ascribed thereto in the recitals to this Agreement.

     “CVC Director” means any individual who is a current or former director of CVC as of the Distribution Date.
     “CVC Employee” means any individual who, immediately following the Distribution Date, will be employed by CVC or any member of the CVC Group in a capacity considered by CVC to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).
     “CVC Flexible Spending Accounts Plan” shall have the meaning ascribed thereto in Section 6.2 of this Agreement.
     “CVC Group” means, as of the Distribution Date, CVC and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The CVC Group shall not include any member of the MSG Group. For the avoidance of doubt, the business of Fuse shall be deemed to be part of the MSG Group only from and after CVC’s contribution of that business to MSG on June 2, 2008 and part of the CVC Group prior thereto.
     “CVC Health & Welfare Plans” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.
     “CVC Option” means an option to buy Cablevision Class A Common Stock granted pursuant to a CVC Share Plan (including the options adjusted for the Distribution) and outstanding as of the Distribution Date.
     “CVC Participant” means any individual who, immediately following the Distribution Date, is a CVC Employee, a Former CVC Employee or a beneficiary, dependent or alternate payee of any of the foregoing.
     “CVC Plan” means any Plan sponsored, maintained or contributed to by CVC or any of its Subsidiaries or Affiliates, including the Cablevision Cash Balance Pension Plan, Cablevision Excess Cash Balance Plan, Cablevision 401(k) Savings Plan, Cablevision Excess Savings Plan, CVC Share Plans, CVC Flexible Spending Accounts Plan, and CVC Health & Welfare Plans.
     “CVC Restricted Stock” means unvested restricted shares of Cablevision Class A Common Stock granted pursuant to a CVC Share Plan and outstanding as of the Distribution Date.
     “CVC RSU” means a restricted stock unit representing an unfunded and unsecured promise to deliver a share of Cablevision Class A Common Stock, or cash or other property equal in value to the share of Cablevision Class A Common Stock, that is granted pursuant to a CVC Share Plan and outstanding as of the Distribution Date.

     “CVC SAR” means a stock appreciation right with respect to Cablevision Class A Common Stock granted pursuant to a CVC Share Plan (including the stock appreciation rights adjusted for the Distribution) and outstanding as of the Distribution Date.
     “CVC Share Plans” means, collectively, any stock option or stock incentive compensation plan or arrangement, including equity award agreements, maintained before the Distribution Date for employees, officers or non-employee directors of CVC or its Subsidiaries or Affiliates, as amended.
     “CVC Stock Investment Option” means the unitized stock fund investment option offered under the Cablevision 401(k) Savings Plan, with a value based on the value of CVC Common Stock and the cash liquidity component.
     “Distribution” shall have the meaning ascribed thereto in the recitals to this Agreement, as the same is further described in the Distribution Agreement.
     “Distribution Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.
     “Distribution Date” shall have the meaning ascribed thereto in the Distribution Agreement.
     “DOL” means the U.S. Department of Labor.
     “Effective Date” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.
     “Equity Compensation” means, collectively, the CVC Options, CVC Restricted Stock, CVC SARs, CVC RSUs, MSG Options, MSG SARs and MSG Dividend Shares.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Former CVC Employee” means any former employee of any member of the CVC Group. Any individual who is an employee of any member of the MSG Group on the Distribution Date or a Former MSG Employee shall not be a Former CVC Employee.
     “Former MSG Employee” means any former employee of any member of the MSG Group. Any individual who is an employee of any member of the CVC Group on the Distribution Date or a Former CVC Employee shall not be a Former MSG Employee.
     “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE, NASDAQ or other regulatory, administrative or governmental authority.
     “Group” means the CVC Group and/or the MSG Group, as the context requires.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

     “Information” shall mean all information, whether in written, oral, electronic or other tangible or intangible form, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, flow charts, data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other financial, legal, employee or business information or data.
     “IRS” means the U.S. Internal Revenue Service.
     “Law” means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the U.S., any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.
     “Liabilities” means all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive, or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third-party administrators and costs related thereto or to the investigation or defense thereof.
     “Loss” means any claim, demand, complaint, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties, loss, liability, payment, cost or expense arising out of, relating to or in connection with any Action.
     “Minimum Standards” means Section 414(l) of the Code, including such provisions of the ERISA as may be incorporated by reference therein, and regulations and other administrative guidance promulgated under Section 414(l) of the Code and provisions of ERISA incorporated therein.
     “MSG” shall have the meaning ascribed thereto in the preamble to this Agreement.
     “MSG 401(k) Savings Plan” shall have the meaning ascribed thereto in Section 4.1(a) of this Agreement.
     “MSG Actuary” means such actuarial firm as MSG may engage.
     “MSG Allocation” shall have the meaning ascribed thereto in term (1) of Exhibit A.
     “MSG Business” means all businesses and operations conducted by the MSG Group from time to time, whether prior to, at or after the Distribution Date, including the businesses and operations conducted by the MSG Group as more fully described in the MSG Information Statement and excluding the CVC Business. For the avoidance of doubt, the business of Fuse shall be deemed to be part of the MSG Business only from and after CVC’s contribution of that business to MSG on June 2, 2008 and part of the CVC Business prior thereto.
     “MSG Cash Balance Pension Plan” shall have the meaning ascribed thereto in Section 3.1(a) of this Agreement.
     “MSG Cash Balance Plan Participants” shall mean:
     (i) any individual who is employed in the MSG Business and who had satisfied the requirements for participation in the Cablevision Cash Balance Pension Plan prior to January 1, 2010;
     (ii) any individual who is an MSG Employee eligible for, but not yet participating in, the Cablevision Cash Balance Pension Plan as of January 1, 2010;
     (iii) any individual who is first employed by the MSG Group subsequent to the Distribution Date and who meets the requirements for participation in the MSG Cash Balance Pension Plan;
     (iv) any Former MSG Employee whose latest employment with CVC or Subsidiary or Affiliate was with the MSG Business, and who was either in receipt of periodic payments from the Cablevision Cash Balance Pension Plan or who had earned a vested right to a deferred benefit from the Cablevision Cash Balance Pension Plan as of December 31, 2009; or
     (v) any beneficiary or alternate payee of an individual described in clauses (i), (ii), (iii), or (iv), and any beneficiary or alternate payee of an individual who had died prior to December 31, 2009, but who would have been described in clause (iv), if he had then been living.
     “MSG Cash Balance Pension Plan Trust” shall have the meaning ascribed thereto in Section 3.1(a) of this Agreement.
     “MSG Common Stock” shall have the meaning ascribed thereto in the recitals to this Agreement.
     “MSG Dividend Shares” means shares of MSG Class A Common Stock issued to the beneficial owners of CVC Restricted Stock in connection with the Distribution and subject to the same conditions and restrictions as the CVC Restricted Stock.
     “MSG Employee” means any individual who, immediately following the Distribution Date, will be employed by MSG or any member of the MSG Group in a capacity considered by MSG to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and

Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).
     “MSG Excess Cash Balance Plan” shall have the meaning ascribed thereto in Section 5.1(a).
     “MSG Excess Savings Plan” shall have the meaning ascribed thereto in Section 5.3(a).
     “MSG Flexible Spending Accounts Plan” shall have the meaning ascribed thereto in Section 6.2 of this Agreement.
     “MSG Group” means, as of the Distribution Date, MSG and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The MSG Group shall not include any member of the CVC Group. For the avoidance of doubt, the business of Fuse shall be deemed to be part of the MSG Group only from and after CVC’s contribution of that business to MSG on June 2, 2008 and part of the CVC Group prior thereto.
     “MSG Health & Welfare Plans” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.
     “MSG Information Statement” means the definitive information statement distributed to holders of CVC Common Stock in connection with the Distribution and filed with the SEC as Exhibit 99.1 to the Registration Statement or as an exhibit to a Form 8-K of MSG.
     “MSG Liabilities” means all Liabilities assumed or retained by any member of the MSG Group pursuant to this Agreement.
     “MSG Option” means an option to buy MSG Class A Common Stock granted pursuant to a MSG Share Plan and granted in connection with the Distribution.
     “MSG Participant” means any individual who, immediately following the Distribution Date, is a MSG Employee, a Former MSG Employee or a beneficiary, dependent or alternate payee of any of the foregoing.
     “MSG Plan” means any Plan sponsored, maintained or contributed to by any member of the MSG Group, including the MSG Cash Balance Pension Plan, MSG Excess Cash Balance Plan, MSG 401(k) Savings Plan, MSG Excess Savings Plan, MSG Share Plans, MSG Flexible Spending Accounts Plan, MSG Retained Retirement Plans, the Madison Square Garden Retiree Medical Program, MSG Health & Welfare Plans and MSG Retained Multi-Employer Benefit Plans.
     “MSG Retained Multi-Employer Benefit Plans” means the multi-employer plans that are listed on Exhibit C.
     “MSG Retained Retirement Plans” means the retirement plans that are listed on Exhibit B.

     “MSG Retirement Plans” means, collectively, the MSG Cash Balance Pension Plan, MSG 401(k) Savings Plan, MSG Excess Cash Balance Plan and MSG Excess Savings Plan.
     “MSG SAR” means a stock appreciation right with respect to MSG Class A Common Stock granted pursuant to a MSG Share Plan and granted in connection with the Distribution.
     “MSG Share Plan” means the Madison Square Garden Inc. 2009 Employee Stock Plan, Madison Square Garden Inc. 2009 Stock Plan For Non-Employee Directors and any stock plan or stock incentive arrangement, including equity award agreements, entered into by MSG in connection with the Distribution.
     “MSG Stock Investment Option” means the unitized stock fund investment option to be offered under the Cablevision 401(k) Savings Plan, with a value based on the value of MSG Common Stock and the cash liquidity component, subject to the limitations set forth in Section 4.2(b).
     “NASDAQ” means The Nasdaq Stock Market, Inc.
     “NYSE” means the New York Stock Exchange, Inc.
     “Participating Company” means CVC and any Person (other than an individual) participating in a CVC Plan.
     “Party” and “Parties” shall have the meanings ascribed thereto in the preamble to this Agreement.
     “Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or governmental, or any agency or political subdivision thereof.
     “Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), entered into, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).
     “Retained CVC Cash Balance Liability” means the excess of the value of all accrued benefits under the Cablevision Cash Balance Pension Plan as of January 1, 2010, over the Transferred CVC Cash Balance Liability.
     “Service Crediting Date” shall have the meaning ascribed thereto in Section 2.3(b)(i) of this Agreement.

     “Subsidiary” has the same meaning as provided in the Distribution Agreement.
     “Transferred CVC Cash Balance Liability” means the value, determined in accordance with term (3)(a) of Exhibit A, of all accrued benefits being transferred to the MSG Cash Balance Plan Participants under the Cablevision Cash Balance Pension Plan as of January 1, 2010.
     “Transition Period” means, with respect to each CVC Plan in which any MSG Group member is a Participating Company, the period of time beginning on the Distribution Date and ending on the date MSG establishes a corresponding Plan and allows participation in such Plan, which shall be no later than December 31, 2010. The Transition Period may be extended beyond December 31, 2010 if both Parties agree to the extension, and such agreement shall not be unreasonably withheld.
     “Transition Period End Date” means the last day of each applicable Transition Period.
     “U.S.” means the United States of America.
     Section 1.2 General Interpretive Principles. Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires. The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
ARTICLE II
GENERAL PRINCIPLES
     Section 2.1 Assumption and Retention of Liabilities; Related Assets.
     (a) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, CVC shall, or shall cause one or more members of the CVC Group to, assume or retain and CVC hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all CVC Plans (provided that, as between CVC and MSG, MSG shall be responsible for certain of those Liabilities pursuant to Section 2.1(b) of this Agreement), (ii) all Liabilities with respect to the employment, retirement, service, termination of employment or termination of service of all CVC Employees, Former CVC Employees, CVC Directors, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the CVC Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the CVC Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the CVC Group, and (iii) any other Liabilities expressly assumed by or retained by CVC or any of its Subsidiaries or Affiliates under this Agreement. For purposes of clarification and the avoidance of doubt, (x) the Liabilities assumed or retained by the CVC Group as provided for in this Section 2.1(a) are intended to be Cablevision Liabilities as such term is defined in the Distribution Agreement, and (y) the Parties intend that such Liabilities assumed or retained by the CVC Group include the retirement benefits and health and welfare plan benefits under the CVC Plans for all CVC Employees, Former CVC Employees, their dependents, beneficiaries, alternate payees and surviving spouses.
     (b) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, MSG shall, or shall cause one or more members of the MSG Group to, assume or retain and MSG hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all MSG Plans, including but not limited to, the MSG Retained Retirement Plans, the MSG Retained Multi-Employer Benefit Plans and the Madison Square Garden Retiree Medical Program, (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all MSG Employees, Former MSG Employees, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the MSG Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the MSG Group), and (iii) any other Liabilities expressly assumed or retained by MSG or any of its Subsidiaries or Affiliates under this Agreement. For purposes of clarification and the avoidance of doubt, the Liabilities assumed or retained by the MSG Group as provided for in this Section 2.1(b) are intended to be MSG Liabilities as such term is defined in the Distribution Agreement.
     (c) From time to time after the Distribution, MSG shall promptly reimburse CVC, upon CVC’s presentation of such substantiating documentation as MSG shall reasonably request, for the cost of any Liabilities satisfied by CVC or its Subsidiaries or Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of MSG or any of its Subsidiaries or Affiliates. Where applicable, such payment shall be consistent with past practice.
     (d) From time to time after the Distribution, CVC shall promptly reimburse MSG, upon MSG’s presentation of such substantiating documentation as CVC shall reasonably request, for the cost of any Liabilities satisfied by MSG or its Subsidiaries or Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of CVC or any of its Subsidiaries or Affiliates.
     Section 2.2 MSG Participation in CVC Plans.
     (a) During the Transition Period. Except for the CVC Plans described in Articles III, VII and VIII and Section 5.1 herein, until the Transition Period End Date, MSG and each member of the MSG Group that presently participates in a particular CVC Plan may continue to be a Participating Company in such CVC Plan, and CVC and MSG shall take all necessary action to effectuate each such continuation. MSG and each member of the MSG Group shall pay CVC for any MSG Employee or Former MSG Employee’s participation in the CVC Plans, if and to the extent such payment is consistent with past practice.

     (b) After the Transition Period. Except as otherwise expressly provided for in this Agreement, effective as of the Transition Period End Date, MSG and each member of the MSG Group shall cease to be a Participating Company in the corresponding CVC Plan, and CVC and MSG shall take all necessary action to effectuate each such cessation.
     Section 2.3 Service Recognition.
     (a) Pre-Distribution Service Credit. MSG shall give each MSG Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any MSG Plan for such MSG Participant’s service with any member of the CVC Group prior to the Distribution Date to the same extent such service was recognized by the corresponding CVC Plans immediately prior to the Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.
     (b) Post-Distribution Service Crediting for the Cablevision Retirement Plans and MSG Retirement Plans. Each of CVC and MSG (acting directly or through their respective Subsidiaries or Affiliates) shall cause each of the Cablevision Retirement Plans and the MSG Retirement Plans, respectively, to provide the following service crediting rules effective as of the Distribution Date:
     (i) If a CVC Employee who participates in, or is eligible to participate but as of December 31, 2010 (the “Service Crediting Date”) is not participating in, any of the Cablevision Retirement Plans becomes employed by a member of the MSG Group on or after the Distribution Date, but on or before the Service Crediting Date, and such CVC Employee has been continuously employed by the CVC Group through the date such CVC Employee commences active employment with a member of the MSG Group, then such CVC Employee’s service with the CVC Group following the Distribution Date shall be recognized for purposes of eligibility, vesting and level of benefits under the corresponding MSG Retirement Plans, in each case to the same extent as such CVC Employee’s service with the CVC Group was recognized under the corresponding Cablevision Retirement Plans.
     (ii) If a MSG Employee becomes employed by a member of the CVC Group prior to the Service Crediting Date and such MSG Employee is continuously employed by the MSG Group from the Distribution Date through the date such MSG Employee commences active employment with a member of the CVC Group, then such MSG Employee’s service with the MSG Group following the Distribution Date shall be recognized for purposes of eligibility, vesting and level of benefits under the corresponding Cablevision Retirement Plans.
     (iii) Notwithstanding anything in this Agreement to the contrary, for the period commencing on the Distribution Date until the Service Crediting Date, the Cablevision Retirement Plans and the MSG Retirement Plans shall provide that no break in service occurs with respect to any CVC Employee or MSG Employee who is hired or rehired by any member of the MSG Group or the CVC Group after the termination of such CVC

Employee’s or MSG Employee’s employment with either the CVC Group or the MSG Group within such period.
     (iv) Notwithstanding anything in this Agreement to the contrary, the employment service with the CVC Group or the MSG Group shall not be double counted or result in duplicative benefits or service crediting under any CVC or MSG Retirement Plan.
     (c) Post-Distribution Service Crediting for the CVC and MSG Health & Welfare Plans.
     (i) If a CVC Employee who participates in any of the CVC Health & Welfare Plans becomes employed by a member of the MSG Group on or after the Distribution Date, but on or before the Service Crediting Date, and such CVC Employee has been continuously employed by the CVC Group through the date such CVC Employee commences active employment with a member of the MSG Group, then such CVC Employee’s services with the CVC Group following the Distribution Date shall be recognized for purposes of eligibility under the corresponding MSG Health & Welfare Plans, in each case to the same extent as such CVC Employee’s service with the CVC Group was recognized under the corresponding CVC Health & Welfare Plan.
     (ii) If a MSG Employee who participates in any of the MSG Health & Welfare Plans becomes employed by a member of the CVC Group on or after the Distribution Date, but on or before the Service Crediting Date, and such MSG Employee has been continuously employed by the MSG Group through the date such MSG Employee commences active employment with a member of the CVC Group, then such MSG Employee’s services with the MSG Group following the Distribution Date shall be recognized for purposes of eligibility under the corresponding CVC Health & Welfare Plans, in each case to the same extent as such MSG Employee’s service with the MSG Group was recognized under the corresponding MSG Health & Welfare Plans.
ARTICLE III
U.S. QUALIFIED DEFINED BENEFIT PLAN
     Section 3.1 Establishment of MSG Cash Balance Pension Plan.
     (a) Effective January 1, 2010, MSG shall establish a defined benefit pension plan (the “MSG Cash Balance Pension Plan”) and related trust (the “MSG Cash Balance Pension Plan Trust”) to provide retirement benefits to MSG Cash Balance Plan Participants. MSG shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain and administer the MSG Cash Balance Pension Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code.
     (c) As of January 1, 2010, MSG (acting directly or through its Subsidiaries or Affiliates) shall cause the MSG Cash Balance Pension Plan to recognize and maintain all existing elections, including beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders with respect to MSG Cash Balance Plan Participants under the Cablevision Cash Balance Pension Plan.

     (c) Beginning January 1, 2010 and ending on a date agreed upon by the Parties (which date shall be no later than December 31, 2010), the recordkeeping of the MSG Cash Balance Pension Plan will be maintained under the existing Cablevision Cash Balance Pension Plan. During this period, MSG will pay CVC the administrative and other recordkeeping expenses with respect to the MSG Cash Balance Pension Plan, if and to the extent such payment is consistent with past practice, and such amounts will be adjusted in accordance with the terms that are set forth in Exhibit A and made part of this Agreement.
     (d) Beginning January 1, 2010 and ending on a date agreed upon by the Parties (which date shall be no later than December 31, 2010), any payments payable to a MSG Employee or Former MSG Employee with respect to the MSG Cash Balance Pension Plan will be paid by the Cablevision Cash Balance Pension Plan Trust and such amounts will be adjusted in accordance with the terms that are set forth in Exhibit A.
     Section 3.2 Transfer of Assets and Liabilities. The Parties agree that the assets and liabilities of the Cablevision Cash Balance Pension Plan relating to MSG Cash Balance Plan Participants shall be transferred to the MSG Cash Balance Pension Plan in accordance with Section 414(l) of the Code and the regulations thereunder and the terms set forth in Exhibit A.
     Section 3.3 No Separation from Service. The transactions provided for under this Agreement shall not constitute a separation from service or a termination of employment under the Cablevision Cash Balance Pension Plan or the MSG Cash Balance Pension Plan, each of which shall provide that no distribution of retirement benefits shall be made to any MSG Employee on account of these transactions.
ARTICLE IV
U.S. QUALIFIED DEFINED CONTRIBUTION PLANS
     Section 4.1 The MSG 401(k) Savings Plan.
     (a) Establishment of the MSG 401(k) Savings Plan. Effective as of the day following the Transition Period End Date for the Cablevision 401(k) Savings Plan, MSG shall establish a defined contribution plan and trust for the benefit of MSG Participants (the “MSG 401(k) Savings Plan”) who immediately prior to the day following such Transition Period End Date were participants in, or entitled to, future benefits under the Cablevision 401(k) Savings Plan. MSG shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the MSG 401(k) Savings Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Notwithstanding the above, until the Transition Period End Date, all benefits payable to MSG Participants shall be paid from the Cablevision 401(k) Savings Plan and MSG will continue to withhold MSG Employee contributions, fund matching contributions for MSG Employees and pay CVC the administrative and other expenses for the payment of such benefits, if and to the extent such payment is consistent with past practice.
     (b) Transfer of Cablevision 401(k) Savings Plan Assets. As soon as reasonably practicable following the Transition Period End Date, CVC shall cause the accounts (including any outstanding loan balances and forfeitures) in the Cablevision 401(k) Savings Plan attributable to MSG Participants and all of the Assets in the Cablevision 401(k) Savings Plan related thereto to be transferred to the MSG 401(k) Savings Plan, and MSG shall cause the MSG 401(k) Savings Plan to accept such transfer of accounts and underlying Assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge all Liabilities of the Cablevision 401(k) Savings Plan relating to the accounts of MSG Participants (to the extent the Assets related to those accounts are actually transferred from the Cablevision 401(k) Savings Plan to the MSG 401(k) Savings Plan) as of the day following such Transition Period End Date. The transfer of Assets shall be conducted in accordance with Sections 414(l) of the Code and the regulations thereunder.
     (c) Continuation of Elections. As of the effective date of the MSG 401(k) Savings Plan, MSG (acting directly or through its Subsidiaries or Affiliates) shall cause the MSG 401(k) Savings Plan to recognize and maintain all elections, including deferral and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to MSG Participants under the Cablevision 401(k) Savings Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the MSG 401(k) Savings Plan.
     Section 4.2 Stock Investment Options.
     (a) No deferrals, employee contributions, employer contributions or exchanges into the CVC Stock Investment Option shall be permitted to be made by MSG Participants following the Distribution Date.
     (b) The Cablevision 401(k) Savings Plan will be amended as of the Distribution Date to: (i) create a MSG Stock Investment Option; (ii) enable the MSG Stock Investment Option to receive shares of MSG Common Stock to be distributed in the Distribution on behalf of Cablevision 401(k) Savings Plan participants; and (iii) provide that, following the Distribution, no new amounts may be contributed to a MSG Stock Investment Option, whether through employee contributions, employer contributions or exchanges.
ARTICLE V
NONQUALIFIED PLANS
     Section 5.1 Excess Cash Balance Pension Plan.
     (a) Effective as of January 1, 2010, MSG shall establish and make payments pursuant to a non-qualified defined benefit pension plan (the “MSG Excess Cash Balance Plan”) to provide non-qualified retirement benefits to eligible MSG Participants and shall assume the Liabilities of the Cablevision Excess Cash Balance Plan relating to MSG Participants.
     (b) As of January 1, 2010, MSG (acting directly or through its Subsidiaries or Affiliates) shall cause the MSG Excess Cash Balance Plan to recognize and maintain all existing beneficiary designations with respect to MSG Participants under the Cablevision Excess Cash Balance Plan.

     (c) Beginning January 1, 2010 and ending on a date agreed upon by the Parties (which date shall be no later than December 31, 2010), the recordkeeping of the MSG Excess Cash Balance Plan will be maintained under the existing Cablevision Excess Cash Balance Plan. During this period, MSG will pay CVC the administrative and other recordkeeping expenses with respect to the MSG Excess Cash Balance Plan, if and to the extent such payment is consistent with past practice.
     (d) Beginning January 1, 2010 and ending on a date agreed upon by the Parties (which date shall be no later than December 31, 2010), any payments payable to a MSG Employee or Former MSG Employee under the MSG Excess Cash Balance Plan will be paid by MSG.
     Section 5.2 Transfer of Assets and Liabilities. The Parties agree that the Liabilities of the Cablevision Excess Cash Balance Plan relating to MSG Participants shall be transferred to the MSG Excess Cash Balance Plan effective January 1, 2010. As soon as reasonably practicable following the Distribution Date, but in any event within 30 days of the Distribution Date, CVC will pay an amount equal to the sum of the following:
     (a) the amount paid by MSG to CVC for the pension expense accrued under the Cablevision Excess Cash Balance Plan during the period from January 1, 2001 through December 31, 2009; and
     (b) the amount paid by Fuse to CVC for the pension expense accrued under the Cablevision Excess Cash Balance Plan during the period from January 1, 2001 through December 31, 2009.
     Section 5.3 Excess Savings Plan.
     (a) Establishment of the MSG Excess Savings Plan. Effective as of the day following the Transition Period End Date for the Cablevision Excess Savings Plan, MSG shall establish a defined contribution plan for the benefit of MSG Participants (the “MSG Excess Savings Plan”) who immediately prior to the day following such Transition Period End Date were participants in, or entitled to, future benefits under the Cablevision Excess Savings Plan. Until the Transition Period End Date, MSG will continue to withhold MSG Employee contributions, track matching contributions for MSG Employees and pay CVC the administrative and other expenses for the payment of such benefits, if and to the extent such payment is consistent with past practice.
     (b) Transfer of Cablevision Excess Savings Plan Accounts. As soon as reasonably practicable following the Transition Period End Date, CVC shall cause the accounts in the Cablevision Excess Savings Plan attributable to MSG Participants to be transferred to the MSG Excess Savings Plan and MSG shall cause the MSG Excess Savings Plan to accept such transfer of accounts in accordance with current practice and to assume and to fully perform, pay and discharge all Liabilities of the Cablevision Excess Savings Plan relating to the accounts of MSG Participants as of the day following such Transition Period End Date.
     (c) Continuation of Elections. As of the effective date of the MSG Excess Savings Plan, MSG (acting directly or through its Subsidiaries or Affiliates) shall cause the MSG Excess Savings Plan to recognize and maintain all elections, including deferral elections and beneficiary designations with respect to MSG Participants under the Cablevision Excess Savings Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the MSG Excess Savings Plan.
     Section 5.4 Transferred Employees. Employees who transfer from CVC to MSG between the Distribution Date and the Service Crediting Date will not be eligible for an immediate distribution of their account balance from the Cablevision Excess Cash Balance Plan or the Cablevision Excess Savings Plan; instead, any such account balance shall be transferred to the MSG Excess Cash Balance Plan or the MSG Excess Savings Plan on the date of transfer, and CVC shall pay MSG an amount equal to the vested account balance as of the transfer date within 30 days of such transfer date. Employees who transfer from MSG to CVC between the Distribution Date and the Service Crediting Date will not be eligible for an immediate distribution of their account balance from the MSG Excess Cash Balance Plan or the MSG Excess Savings Plan; instead, any such account balance shall be transferred to the Cablevision Excess Cash Balance Plan or the Cablevision Excess Savings Plan on the date of transfer, and MSG shall pay CVC an amount equal to the vested account balance as of the transfer date within 30 days of such transfer date.
ARTICLE VI
U.S. HEALTH AND WELFARE PLANS
     Section 6.1 Health and Welfare Plans Maintained by CVC Prior to the Distribution Date.
     (a) Establishment of the MSG Health & Welfare Plans. CVC or one or more of its Subsidiaries or Affiliates maintain each of the health and welfare plans set forth on Exhibit D attached hereto (the “CVC Health & Welfare Plans”) for the benefit of eligible CVC Participants and MSG Participants. Effective as of January 1, 2010 (the “Effective Date”), MSG shall, or shall cause one of its Subsidiaries or Affiliates to, adopt corresponding or substantially similar health and welfare plans for the benefit of eligible MSG Participants (collectively, the “MSG Health & Welfare Plans”).
     (b) Terms of Participation in MSG Health & Welfare Plans. MSG (acting directly or through its Subsidiaries or Affiliates) shall cause all MSG Health & Welfare Plans, if applicable, to (i) waive all limitations as to pre-existing conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to MSG Participants, other than limitations that were in effect with respect to MSG Participants immediately prior to the Effective Date, (ii) provide credit for any deductible, out-of-pocket maximum, and co-payment incurred by MSG Participants under the CVC Health & Welfare Plans in which they participated immediately prior to the Effective Date, in satisfying any applicable deductible or out-of-pocket requirements under any MSG Health & Welfare Plans during the same plan year in which such deductible, out-of-pocket maximums and co-payments were made, (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a MSG Participant immediately prior to the Effective Date to the extent such MSG Participant had satisfied any similar limitation under the analogous CVC Health & Welfare Plan, and (iv) in the case of self-insured MSG Health & Welfare Plans, provide credit for all benefits paid to MSG

Participants under the CVC Health & Welfare Plans for purposes of determining when such persons have reached their annual and lifetime maximums under the MSG Health & Welfare Plan. Notwithstanding the foregoing, in the event that any MSG Participant, Former MSG Employee, or dependent thereof is confined to a facility for treatment as of the Effective Date, such persons nevertheless shall become covered under MSG Health & Welfare Plans as of such date, and shall cease being covered under CVC Health & Welfare Plans as of such date.
     (c) MSG Participation in CVC Health & Welfare Plans if Distribution Occurs Prior to December 31, 2009. For any period between the Distribution Date and the Effective Date (if the Distribution occurs prior to December 31, 2009), MSG and each member of the MSG Group that presently participates in a particular CVC Health & Welfare Plan may continue to be a Participating Company in such CVC Health & Welfare Plan, and CVC and MSG shall take all necessary action to effectuate each such continuation. During such time, MSG and each member of the MSG Group shall pay CVC for any MSG Employee or Former MSG Employee’s participation in the CVC Health & Welfare Plans, if and to the extent such payment is consistent with past practice.
     (d) Post-Distribution Employee Transfers. Notwithstanding anything herein to the contrary, with respect to any CVC Employee who becomes employed by any member of the MSG Group during the period from the Distribution Date until December 31, 2010, MSG shall cause the MSG Health & Welfare Plans to (i) waive all limitations as to pre-existing conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to such individual, other than limitations that were in effect with respect to MSG Participants at the time of the individual’s transfer, (ii) provide credit for any deductible, out-of-pocket maximum, and co-payment incurred by such individual under the CVC Health & Welfare Plans in which he or she participated immediately prior to the transfer, in satisfying any applicable deductible or out-of-pocket requirements under any MSG Health & Welfare Plans during the same plan year in which such deductible, out-of-pocket maximums and co-payments were made, (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to the individual immediately prior to the transfer to the extent such individual had satisfied any similar limitation under the analogous CVC Health & Welfare Plan, and (iv) provide credit for all benefits paid to the individual under the CVC Health & Welfare Plans for purposes of determining when such individual has reached his or her annual and lifetime maximums under the analogous MSG Health & Welfare Plans. With respect to any MSG Employee who becomes employed by any member of the CVC Group during the period from the Distribution Date until December 31, 2010, CVC shall cause the CVC Health & Welfare Plans to (i) waive all limitations as to pre-existing conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to such individual, other than limitations that were in effect with respect to CVC Participants at the time of the individual’s transfer, (ii) provide credit for any deductible, out-of-pocket maximum, and co-payment incurred by such individual under the MSG Health & Welfare Plans in which he or she participated immediately prior to the transfer, in satisfying any applicable deductible or out-of-pocket requirements under any CVC Health & Welfare Plans during the same plan year in which such deductible, out-of-pocket maximums and co-payments were made, (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to the individual immediately prior to the transfer to the extent such individual had satisfied any similar limitation under the analogous MSG Health & Welfare Plan, and (iv) provide credit for all benefits paid to the individual under the MSG Health & Welfare Plans for purposes of determining when such individual has reached his or her annual and lifetime maximums under the analogous CVC Health & Welfare Plans.
     Section 6.2 Flexible Spending Accounts Plan. As of the Effective Date, MSG (acting directly or through its Subsidiaries or Affiliates) shall establish a flexible spending accounts plan (the “MSG Flexible Spending Accounts Plan”) with features that are comparable to those contained in the flexible spending accounts plan maintained by CVC for the benefit of MSG Participants immediately prior to the Effective Date (the “CVC Flexible Spending Accounts Plan”). Following the Effective Date, MSG Participants that presently participate in the CVC Flexible Spending Accounts Plan may submit, for reimbursement in accordance with the CVC Flexible Spending Accounts Plan, claims for health costs incurred during the 2009 plan year and any applicable grace period thereafter, and CVC shall be responsible for the payment of such claims. MSG shall be entitled to retain the net positive balance, if any, of the MSG Participants’ flexible spending accounts from the 2009 plan year. MSG shall pay to CVC the net negative balance, if any, of the MSG Participants’ flexible spending accounts from the 2009 plan year. As of the Effective Date, MSG shall be responsible for administering all reimbursement claims of MSG Participants under the MSG Flexible Spending Account Plan with respect to calendar year 2010 under the MSG Flexible Spending Accounts Plan.
     Section 6.3 Legal Plan. Any case initiated by a MSG Participant under the Cablevision CHOICEPlus Group Legal Plan prior to the Effective Date will continue under such plan until its completion regardless of whether the MSG Participant enrolls in the MSG Group Legal Plan after the Effective Date.
     Section 6.4 COBRA and HIPAA. As of the Effective Date, MSG (acting directly or through its Subsidiaries or Affiliates) shall assume, or shall have caused the MSG Health & Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to MSG Participants who, as of the day prior to the Effective Date, were covered under a CVC Health & Welfare Plan pursuant to COBRA or were eligible for COBRA under a CVC Health & Welfare Plan and incur any COBRA claims after the Effective Date. CVC shall be responsible for the claims incurred by MSG Participants prior to the Effective Date, regardless if payments for such claims are made or due after the Effective Date. CVC (acting directly or through its Subsidiaries or Affiliates) shall be responsible for administering compliance with the certificate of creditable coverage requirements of HIPAA applicable to the CVC Health & Welfare Plans with respect to MSG Participants for the period ending on the Effective Date. The Parties hereto agree that neither the Distribution nor any transfers of employment directly from the CVC Group to the MSG Group or directly from the MSG Group to the CVC Group that occur before the Effective Date shall constitute a COBRA “qualifying event” for purposes of COBRA.
     Section 6.5 Liabilities.
     (a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, CVC shall cause the CVC Health & Welfare Plans to fully perform, pay and discharge all claims of MSG Participants that are incurred prior to the Effective Date (whether reported or unreported by the Effective Date) for the CVC Health &

Welfare Plans, and MSG shall cause the MSG Health & Welfare Plans to fully perform, pay and discharge all claims of MSG Participants that are incurred on or after the Effective Date. With respect to claims of MSG Participants that are incurred prior to the Effective Date (whether reported or unreported by the Effective Date) and paid by the CVC Health & Welfare Plans, MSG, as a Participating Company, shall pay CVC for any administrative or other expenses, if and to the extent such payment is consistent with past practice.
     (i) Long-Term Disability. Any MSG Participant who is on long-term disability leave and receiving long-term disability benefits under the Cablevision CHOICEPlus Long Term Disability Plan as of the Effective Date shall continue to receive benefits under the Cablevision CHOICEPlus Long Term Disability Plan in accordance with the provisions of such Plan following the Effective Date.
     (ii) Cablevision Executive Life. Effective as of the Distribution Date, CVC shall retain responsibilities for all Liabilities, and fully perform, pay or discharge all Liabilities when such Liabilities become due, relating to any payments of premiums with respect to the continued participation of CVC Employees who are also MSG Employees who participate in the Cablevision Executive Life Insurance program, and MSG shall have no obligations with respect to any such payments.
     (b) Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, except as otherwise provided herein, MSG (acting directly or through its Subsidiaries or Affiliates) shall cause the MSG Health & Welfare Plans and the Madison Square Garden Retiree Medical Program to fully perform, pay and discharge all claims of MSG Participants after the Effective Date that are incurred on or after the Effective Date. Except as provided otherwise herein, and in a manner if and to the extent such payment is consistent with past practice, MSG shall reimburse CVC for the administrative and other expenses related to self-insured benefit claims paid by the CVC Health & Welfare Plans or CVC that were incurred prior to the Effective Date (whether reported or unreported by the Effective Date).
          (i) Short-Term Disability.
     (A) Any MSG Participant who is on short-term disability leave and receiving short-term disability benefits under the Cablevision Salary Continuation Plan as of the Effective Date shall continue to receive short-term disability benefits under the Cablevision Salary Continuation Plan. MSG, as a Participating Company, shall reimburse CVC for all administrative and other expenses paid by the Cablevision Salary Continuation Plan or CVC after the Effective Date, if and to the extent consistent with past practice. MSG shall continue to pay any short-term disability benefits owed to a MSG Participant under the Cablevision Salary Continuation Plan, if and to the extent consistent with past practice.
     (B) Any MSG Participant who is on a short-term disability leave as of the Effective Date, and who but for the transactions contemplated under the Distribution Agreement would have become eligible for long-term disability benefits in accordance with the provisions of the Cablevision CHOICEPlus Long Term Disability Plan, will continue to be eligible for long-term disability benefits under the Cablevision CHOICEPlus Long Term Disability Plan.
     (c) Incurred Claim Definition. For purposes of this Section 6.5, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services or provision of supplies giving rise to such claim or Liability; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iv) with respect to a period of continuous hospitalization (or any medical or other service or supply performed or provided during the period of continuous hospitalization), upon the date of admission to the hospital.
     Section 6.6 Time-Off Benefits. MSG shall credit each MSG Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such MSG Participant had with the CVC Group as of the Distribution Date or as of an employee’s transfer date for a CVC Employee who becomes a MSG Employee prior to December 31, 2010. CVC shall promptly reimburse MSG for the value of such employee transfer accruals credited by MSG, up to the maximum payout amount for each such participant. CVC shall credit each CVC Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as of an employee’s transfer date for a MSG Employee who becomes a CVC Employee prior to December 31, 2010. MSG shall promptly reimburse CVC for the value of such employee transfer accruals credited by CVC, up to the maximum payout amount for each such participant. Notwithstanding the above, MSG shall not be required to credit any MSG Participant and CVC shall not be required to credit any CVC Participant with any accrual to the extent that a benefit attributable to such accrual is provided by the CVC Group or MSG Group, respectively.
     Section 6.7 Severance Pay Plans. The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any MSG Participant for purposes of any policy, plan, program or agreement of CVC or MSG or any member of the CVC Group or MSG Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.
ARTICLE VII
EQUITY COMPENSATION
     Section 7.1 Equity Compensation. The Parties, including through instructions with their respective administrators and recordkeepers, shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate for the adjustment of the Equity Compensation under the CVC Share Plans, for the issuance of the Equity Compensation under the MSG Share Plans, and to coordinate the tax treatment of such Equity Compensation as set forth in this Article VII, all in a manner consistent with the resolutions adopted by the Cablevision Compensation Committee in connection with the Distribution.
     Section 7.2 Forfeiture of CVC Restricted Stock.
     (a) CVC Restricted Stock. If a holder of CVC Restricted Stock forfeits such restricted stock pursuant to the terms of the CVC Restricted Stock, the parties shall ensure that the appropriate transfer agent returns the forfeited stock to CVC. For the avoidance of doubt, forfeited CVC Restricted Stock held by a MSG Employee or Former MSG Employee shall be returned to CVC without any reimbursement by CVC to MSG for such forfeited restricted stock.
     (b) MSG Dividend Shares. If a holder of CVC Restricted Stock outstanding as of the Distribution Date forfeits such CVC Restricted Stock and therefore forfeits the accompanying MSG Dividend Shares, the parties shall ensure that the appropriate transfer agent returns the forfeited MSG Dividend Shares to MSG. For the avoidance of doubt, forfeited MSG Dividend Shares held by a CVC Employee or Former CVC Employee shall be delivered to MSG without any reimbursement by MSG to CVC for such forfeited MSG Dividend Shares.
     Section 7.3 Taxes and Withholding.
     (a) Options.
          (i) Exercise Price.
     (A) Upon the exercise of a CVC Option, whether by a CVC Employee, Former CVC Employee, MSG Employee or Former MSG Employee, the parties shall take steps to ensure that the exercise price is delivered to CVC.
     (B) Upon the exercise of a MSG Option, whether by a CVC Employee, Former CVC Employee, MSG Employee or Former MSG Employee, the parties shall take steps to ensure that the exercise price is delivered to MSG.
          (ii) Taxes.
     (A) Upon exercise of a CVC Option or MSG Option by any holder other than a CVC Director, the employer or former employer of such holder shall fund any employer taxes.
     (B) Upon exercise of a CVC Option or MSG Option by any holder other than a CVC Director, the parties shall take steps to ensure that the applicable withholding amount is remitted in cash to the employer or former employer of such holder.
     (C) CVC will be responsible for any tax reporting obligations associated with any CVC Options outstanding as of the Distribution Date that are exercised by a CVC Director.

     (b) SARs.
     (i) Settlement.
     (A) As of the Distribution Date, CVC shall be responsible for all Liabilities under CVC SARs and MSG SARs held by CVC Employees or Former CVC Employees. CVC shall settle such CVC SARs or MSG SARs upon vesting.
     (B) As of the Distribution Date, MSG shall assume responsibility for all Liabilities under CVC SARs and MSG SARs held by MSG Employees or Former MSG Employees. MSG shall settle such CVC SARs and MSG SARs upon vesting.
     (ii) Taxes.
     (A) Upon exercise of a CVC SAR or MSG SAR by any holder, the employer or former employer of such holder shall fund any employer taxes.
     (B) Upon exercise of a CVC SAR or MSG SAR by any holder, the parties shall take steps to ensure that the applicable withholding amount is remitted in cash to the employer or former employer of such holder.
     (c) Restricted Stock.
     (i) CVC Restricted Stock. Upon vesting of CVC Restricted Stock with respect to any holder, CVC will net share settle such restricted stock. If the holder is a MSG Employee or Former MSG Employee, CVC will cause the cash payments associated with the net settlement to be delivered promptly to MSG in order for MSG to satisfy the associated employee withholding obligation. The employer or former employer of the holder shall fund any employer taxes with respect to the CVC Restricted Stock.
     (ii) MSG Dividend Shares. Upon vesting of CVC Restricted Stock with respect to any holder, MSG will net share settle the associated MSG Dividend Shares. If the holder is a CVC Employee or Former CVC Employee, MSG will cause the cash payments associated with the net settlement to be delivered promptly to CVC in order for CVC to satisfy the associated employee withholding obligation. The employer or former employer of the holder shall fund any employer taxes with respect to the MSG Dividend Shares.
     (d) Dividends Payable on Options or Restricted Stock.
     (i) CVC shall fund any accrued dividends with respect to CVC Options or CVC Restricted Stock. CVC shall fund any dividends accrued as of the Distribution Date with respect to MSG Options. CVC shall be responsible for collecting any applicable withholding amounts with respect to such dividends and, to the extent a holder is a MSG Employee or Former MSG Employee, shall promptly remit such amounts to MSG.
     (ii) For dividends accrued with respect to CVC Options, MSG Options or CVC Restricted Stock, the employer or former employer of the holder shall fund any employer taxes.
     (e) Restricted Stock Units.
     (i) Settlement. As of the Distribution Date, CVC shall be responsible for all Liabilities under CVC RSUs that are outstanding as of the Distribution Date and held by CVC Directors. CVC shall settle, and satisfy any dividend obligations with respect to, such CVC RSUs in accordance with the terms of the Cablevision Systems Corporation 2006 Stock Plan for Non-Employee Directors.
     (ii) Taxes. Upon settlement of any CVC RSU that is outstanding as of the Distribution Date and held by a CVC Director, CVC will be responsible for any associated tax reporting obligations.
     (f) Tax Deductions. With respect to the Equity Compensation held by individuals who are CVC Employees or CVC Directors at the time the Equity Compensation becomes taxable and individuals who are Former CVC Employees at such time, CVC shall claim any federal, state and/or local tax deductions after the Distribution Date, and MSG shall not claim such deductions. With respect to the Equity Compensation held by individuals who are employees of the MSG Group at the time the Equity Compensation becomes taxable and individuals who are Former MSG Employees at such time, MSG shall claim any federal, state and/or local tax deductions after the Distribution Date, and CVC shall not claim such deductions. If either CVC or MSG determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to CVC or MSG pursuant to this Section 7.3 will instead be available only to the other party (whether as a result of a determination by the IRS, a change in the Code or the regulations or guidance thereunder, or otherwise), it will notify the other party and both parties will negotiate in good faith to resolve the issue in accordance with the following principle: the party entitled to the deduction shall pay to the other party an amount that places the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 7.3. Such amount shall be paid within 90 days of filing the last tax return necessary to make the determination described in the preceding sentence.
     Section 7.4 Cooperation. In addition to any cooperation principles governed by Article X, if, after the Distribution Date, CVC or MSG identify an administrative error in the individuals identified as holding Equity Compensation, the amount of Equity Compensation so held, the vesting level of such Equity Compensation, or any other similar error, CVC and MSG shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and CVC and MSG in the position in which they would have been had the error not occurred. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of CVC Options, MSG Options, CVC SARs and MSG SARs and the settlement of CVC Restricted Stock. Each of the

Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records with respect to Equity Compensation are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Securities Exchange Act of 1934 and other applicable Laws.
     Section 7.5 SEC Registration. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the long-term incentive awards to the extent any such registration statement is required by applicable Law.
     Section 7.6 Savings Clause. The Parties hereby acknowledge that the provisions of this Article VII are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.
ARTICLE VIII
ADDITIONAL COMPENSATION AND BENEFITS MATTERS
     Section 8.1 Cash Incentive Awards.
     (a) Cooperation. The Parties shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate to achieve the treatment of annual or long-term cash incentive awards established under the 2006 Cablevision Cash Incentive Plan (or the comparable non-executive annual incentive plan maintained by CVC) or the CVC Long Term Incentive Plan as approved by the Cablevision Compensation Committee prior to the Distribution in accordance with the terms of such Plans and the award agreements issued thereunder, including as set forth in this Section 8.1.
     (b) Liability.
     (i) Effective as of the Distribution Date and subject to Section 8.2(c), MSG shall assume or retain, as applicable, responsibilities for all Liabilities, and fully perform, pay and discharge all Liabilities when such Liabilities become due, relating to any annual or long-term cash incentive awards, or portion of any such incentive awards, established under the 2006 Cablevision Cash Incentive Plan (or the comparable non-executive annual incentive plan maintained by CVC) or the CVC Long Term Incentive Plan that any MSG Participant is eligible to receive with respect to any performance period that ends on, before or after the Distribution Date and, effective as of the Distribution Date, CVC shall have no obligations with respect to any such incentive awards.
     (ii) CVC acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the CVC Group or MSG Group to any CVC Participant.

     (iii) MSG acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the CVC Group or MSG Group to any MSG Participant.
     (c) Transferred Employees. Notwithstanding anything to the contrary in this Section 8.1, CVC shall pay MSG the portion of any annual or long-term cash incentive awards established under the 2006 Cablevision Cash Incentive Plan (or the comparable non-executive annual incentive plan maintained by CVC) or the CVC Long Term Incentive Plan that has accrued but has not yet been paid up to the date of transfer with respect to any employee that transfers from CVC to MSG on or after the Distribution Date. MSG shall pay CVC the portion of any annual or long-term cash incentive awards established under the 2006 Cablevision Cash Incentive Plan (or the comparable non-executive annual incentive plan maintained by CVC) or the CVC Long Term Incentive Plan that has accrued but has not yet been paid up to the date of transfer with respect to any employee that transfers from MSG to CVC on or after the Distribution Date.
     (d) Cooperation. In addition to any cooperation principles governed by Article X, CVC shall provide MSG with projections, on a quarterly basis, of long-term cash incentive payments that are expected to be payable for MSG Participants with respect to long-term cash incentive awards outstanding as of the Distribution Date.
     Section 8.2 Individual Arrangements.
     (a) CVC Individual Arrangements. CVC acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the CVC Group or MSG Group to any CVC Participant.
     (b) MSG Individual Arrangements. MSG acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the CVC Group or MSG Group to any MSG Participant.
     (c) Shared Executives. For purposes of this Agreement, for so long as any executive is employed by both CVC and MSG, such executive shall be considered to be a CVC Employee with respect to all amounts and awards outstanding as of the Distribution Date. MSG shall not be responsible for any costs associated with any annual or long-term cash or equity incentive award outstanding as of the Distribution Date with respect to any such executive.
     (d) Effect of the Distribution on Severance. The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any MSG Participant for purposes of any policy, plan, program or agreement of CVC or MSG or any member of the CVC Group or MSG Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.
     Section 8.3 Non-Competition. For the purpose of any non-compete provision in any CVC Plan, MSG shall not be regarded as a “competitive entity.” For the purpose of any non-compete provision in any MSG Plan, CVC shall not be regarded as a “competitive entity.” This Section 8.3 shall apply only so long as CVC and MSG remain under common Control.
     Section 8.4 Collective Bargaining. To the extent any provision of this Agreement is contrary to the provisions of any collective bargaining agreement to which CVC or MSG or any of their respective Affiliates is a party, the terms of such collective bargaining agreement shall prevail. Should any provisions of this Agreement be deemed to relate to a topic determined by an appropriate authority to be a mandatory subject of collective bargaining, CVC or MSG may be obligated to bargain with the union representing affected employees concerning those subjects.
     Section 8.5 Union Dues. MSG and its respective Affiliates shall retain responsibility for the payment of dues and fringe benefit payments on behalf of MSG Employees with respect to the unions set forth on Exhibit E.
     Section 8.6 Director Programs. CVC shall retain responsibility for the payment of any fees and CVC RSUs payable in respect of service on the CVC Board of Directors that are payable but not yet paid as of the Distribution Date, and MSG shall have no responsibility for any such payments (to an individual who is a member of the MSG Board of Directors as of the Distribution Date or otherwise).
     Section 8.7 Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Indemnification. All Liabilities retained or assumed by or allocated to CVC or the CVC Group pursuant to this Agreement shall be deemed to be “Cablevision Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement, and all Liabilities retained or assumed by or allocated to MSG or the MSG Group pursuant to this Agreement shall be deemed to be “MSG Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement.

ARTICLE X
GENERAL AND ADMINISTRATIVE
     Section 10.1 Sharing of Information. CVC and MSG (acting directly or through their respective Subsidiaries or Affiliates) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Plans, to assist MSG in obtaining its own insurance policies to provide benefits under MSG Plans, and to determine the scope of, as well as fulfill, its obligations under this Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 10.1 in a manner that mitigates any such harm or consequence to the extent practicable, and the Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any such Information. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in Section 4.4 of the Distribution Agreement.
     Section 10.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority.
     Section 10.3 Non-Termination of Employment; No Third-Party Beneficiaries. No provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any CVC Employee or MSG Employee or other future, present, or former employee of any member of the CVC Group or MSG Group under any CVC Plan or MSG Plan or otherwise. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any employee or former employee of CVC or MSG or either of their respective Subsidiaries or Affiliates or any beneficiary or dependent thereof) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio, thereby precluding it from having any amendatory effect. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of CVC, MSG or either of their respective Subsidiaries or Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.
     Section 10.4 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.
     Section 10.5 Access to Employees. Following the Distribution Date, CVC and MSG shall, or shall cause each of their respective Subsidiaries or Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the CVC Group and any member of the MSG Group) to which any employee, director or Plan of the CVC Group or MSG Group is a party and which relates to their respective Plans prior to the Distribution Date.
     Section 10.6 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to MSG Participants under CVC Plans shall be transferred to and be in full force and effect under the corresponding MSG Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant MSG Participant.
     Section 10.7 Not a Change in Control. The Parties hereto acknowledge and agree that the transactions contemplated by the Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any CVC Plan or MSG Plan.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Effect If Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by

CVC and MSG and neither Party shall have any Liability to the other Party under this Agreement.
     Section 11.2 Complete Agreement; Construction. This Agreement, including the Exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
     Section 11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.
     Section 11.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.
     Section 11.5 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
To Cablevision:
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
Attention: General Counsel
To MSG:
Madison Square Garden, Inc.
Two Penn Plaza
New York, New York 10001
Attention: General Counsel
     Section 11.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
     Section 11.7 Amendments. Subject to the terms of Sections 11.8 and 11.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

     Section 11.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.
     Section 11.9 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
     Section 11.10 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.
     Section 11.11 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     Section 11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.
     Section 11.13 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
     Section 11.14 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
     Section 11.15 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

CABLEVISION SYSTEMS CORPORATION
By:
Name:
Title:

MADISON SQUARE GARDEN, INC.
By:
Name:
Title:

Exhibit A
Pension Transfer Terms
     (1) Share of Trust Assets. Effective January 1, 2010, the amount of assets of the Cablevision Cash Balance Pension Plan Trust allocated to the MSG Cash Balance Pension Plan in accordance with term (3) of this Exhibit A (the “MSG Allocation”) shall be deemed transferred to the MSG Cash Balance Pension Plan Trust, so that the Cablevision Cash Balance Pension Plan Trust shall own the CVC Allocation, determined in accordance with term (3) of this Exhibit A, and the MSG Cash Balance Pension Plan Trust shall own the MSG Allocation.
     Except for benefit payments in the ordinary course, the assets of the MSG Cash Balance Pension Plan Trust shall remain in the Cablevision Cash Balance Pension Plan Trust until transferred pursuant to term (5) of this Exhibit A.
     (2) Assignment and Assumption of Benefit Liabilities. Effective January 1, 2010, the Transferred CVC Cash Balance Liability shall be deemed assigned to and assumed by the MSG Cash Balance Pension Plan. From and after January 1, 2010, the MSG Cash Balance Pension Plan shall be solely liable for, and the Cablevision Cash Balance Pension Plan, the Cablevision Cash Balance Pension Plan Trust, the fiduciaries with respect to the Cablevision Cash Balance Pension Plan and Cablevision Cash Balance Pension Plan Trust, shall not have any liability for or with respect to, the Transferred CVC Cash Balance Liability. The Retained CVC Cash Balance Liability shall be retained by the Cablevision Cash Balance Pension Plan. From and after January 1, 2010, the Cablevision Cash Balance Pension Plan shall be solely liable for, and the MSG Cash Balance Pension Plan, the MSG Cash Balance Pension Plan Trust, the fiduciaries with respect to the MSG Cash Balance Pension Plan and MSG Cash Balance Pension Plan Trust, shall not have any liability for or with respect to, the Retained CVC Cash Balance Liability.
     (3) Valuation of Transferred Liabilities; Allocation of Assets.
     (a) Valuation of Transferred Liabilities.
          (i) Starting promptly after January 1, 2010, the pension actuary engaged by CVC to make the determinations provided for under this Exhibit A, who may be the CVC Actuary, shall determine the following:
               (A) The total accrued benefit obligation as of January 1, 2010 of the Cablevision Cash Balance Pension Plan taking into account all participants; and
               (B) The total accrued benefit obligation as of January 1, 2010, taking into account only the MSG Cash Balance Plan Participants.
The accrued benefits determined in accordance with this paragraph (a) shall be allocated to the priority categories established under Section 4044 of ERISA, in accordance with the requirements of Section 414(l) of the Code and the regulations thereunder.
          (ii) The accrued benefit obligations described in subparagraphs (i)(A) and (i)(B) above shall be determined using the same data used to determine the funding target, within the meaning of Section 430(d)(1) of the Code and the regulations thereunder, as of January 1, 2010. The actuarial assumptions and methods used to determine the accrued benefit obligations described in subparagraphs (i)(A) and (i)(B) above shall be those described in ERISA Section 4044 and the regulations thereunder.
          (iii) Upon completion, the CVC Actuary’s determinations shall be presented for review and acceptance pursuant to and in accordance with term (4) of this Exhibit A.
     (b) Allocation of Assets.
               (i) Starting promptly after January 1, 2010, the CVC Actuary shall determine:
                    (A) The MSG Allocation, which shall be determined taking into account only the Transferred CVC Cash Balance Liability; and
                    (B) The CVC Allocation, which shall be determined taking into account only the Retained CVC Cash Balance Liability.
               (ii) In making the foregoing determinations, the CVC Actuary shall apply the Minimum Standards, so that the MSG Allocation and the CVC Allocation shall each comply with the regulations under Section 414(l) of the Code, and the MSG Allocation shall not exceed the amount required to comply with the Minimum Standards.
     (4) Review Procedure.
     (a) The CVC Actuary shall provide its final determinations under term (3) of this Exhibit A in writing to CVC, MSG and the MSG Actuary by May 31, 2010. Unless otherwise mutually agreed by CVC and MSG, MSG and the MSG Actuary shall have a period of 90 days from the date of delivery of the CVC Actuary’s final determinations to review such determinations, and, during such time, CVC and the CVC Actuary shall make available such additional related information and analysis as MSG may reasonably request.
     (b) If MSG does not object to the CVC Actuary’s final determinations under term (3) of this Exhibit A within 90 days of provision of such determinations, then the valuation of liabilities and allocation of assets shall be final and binding upon the parties, the valuation of liabilities described in term (3)(a)(i)(B) of this Exhibit A shall be the Transferred CVC Cash Balance Liability, and the allocation of assets to the MSG Cash Balance Pension Plan described in term (3)(b)(i)(A) of this Exhibit A shall be the MSG Allocation.
     (c) If MSG objects, in whole or in part, to any or all of the CVC Actuary’s final determinations under term (3) of this Exhibit A, CVC and MSG shall engage in good-faith negotiations to resolve the objection or objections. If any objections cannot be resolved, the parties shall cooperate to hire an independent actuary who will make a final determination on the objections presented. The determination of the value of liabilities described in term (3)(a)(i)(B) of this Exhibit A shall be the Transferred CVC Cash Balance Liability and the allocation of assets to the MSG Cash Balance Pension Plan shall be the MSG Allocation. The fees and expenses of the independent actuary shall be borne equally between the parties.
     (5) Final Asset Transfer.

     (a) As soon as reasonably practicable after the final determination of the Transferred CVC Cash Balance Liability and the MSG Allocation, but in all events within 15 business days after the latest of such determinations, CVC shall cause to be transferred from the Cablevision Cash Balance Pension Plan Trust to the MSG Cash Balance Pension Plan Trust an amount equal to the MSG Allocation as further adjusted pursuant to clause (b) of this term (5).
     (b) The amount of assets allocated to the MSG Cash Balance Pension Plan and transferred to the MSG Cash Balance Pension Plan Trust shall be adjusted as follows:
                    (i) Increased or decreased to reflect a proportional amount of investment gains or losses from January 1, 2010 to the actual date of the final transfer;
                    (ii) Decreased by the full amount of benefits paid to or in connection with MSG Cash Balance Plan Participants by the Cablevision Cash Balance Pension Plan during the period from January 1, 2010 to the date of the transfer pursuant to term 5(a) of this Exhibit A; and
                    (iii) Increased by the vested account balance for employees who transfer from CVC to MSG during the period from January 1, 2010 to the date of the transfer pursuant to term 5(a) of this Exhibit A;
                    (iv) Decreased by the vested account balance for employees who transfer from MSG to CVC during the period from January 1, 2010 to the date of the transfer pursuant to term 5(a) of this Exhibit A; and
                    (v) Decreased by the amount of any administrative expenses paid by CVC on behalf of the MSG Cash Balance Plan.

Exhibit B
MSG Retained Retirement Plans
Madison Square Garden, L.P. Retirement Plan
Madison Square Garden, L.P. Retirement Plan for Licensed Ushers and Ticket Takers Local No. 176 of the Service Employees’ International Union, AFL-CIO
Madison Square Garden, L.P. Network Retirement Plan for Collective Bargaining Employees
Madison Square Garden 401(k) Union Plan
Madison Square Garden, L.P. Excess Pension Plan

B-1

Exhibit C
MSG Retained Multi-Employer Benefit Plans
Multi-Employer Benefit Plans with respect to the following unions:
1.	Theatrical Protective Union Local One, International Alliance of Theatrical Stage Employees (IATSE)

2.	International Brotherhood of Electrical Workers, Local 3

3.	International Brotherhood of Electrical Workers, Local 1212

4.	International Union of Painters & Allied Trades, District Council 9

5.	International Union of Operating Engineers, Local 30

6.	Service Employees International Union, Local 32B/32J

7.	International Brotherhood of Firemen & Oilers, Local 56

8.	Hotel Employees & Restaurant Employees International Union, Local 100

9.	IATSE & Moving Picture Technicians, Local 306

10.	IATSE & Moving Picture Technicians, Artists and Allied Crafts of U.S., its territories and Canada

11.	United Brotherhood of Carpenters, New York District Council, Local 608

12.	Treasurers & Ticket Sellers Local 751, IATSE

13.	Theatrical Wardrobe Union Local 764, IATSE

14.	International Brotherhood of Teamsters, Local 817

15.	American Federation of Television & Radio Artists, AFTRA

16.	Directors Guild of America, DGA

17.	Associated Musicians of Greater New York, American Federation of Musicians, Local 802

18.	American Guild of Variety Artists, AGVA

19.	Actors Equity Association

20.	Local 798, IATSE

21.	Association of Theatrical Press Agents and Managers, IATSE

22.	Theatrical Stage Employees Local 2 of IATSE and Moving Picture Technicians, Artists and Allied Crafts of the U.S. and Canada

23.	Motion Picture Projectionists, Audio Visual Engineers & Computer Technicians, Local 110, IATSE

24.	Treasurers and Ticketsellers Union Local No. 750

25.	Theatrical Wardrobe Union Chicago Local 769

26.	Teamsters Local Union No. 714

C-1

Exhibit D
CVC Health & Welfare Plans
Cablevision CHOICEPlus Medical Plan
Cablevision CHOICEPlus Dental Plan
Cablevision CHOICEPlus Vision Plan
Cablevision CHOICEPlus Group Legal Plan
Cablevision CHOICEPlus Salary Continuation Plan
Cablevision CHOICEPlus Long Term Disability Plan
Cablevision CHOICEPlus Life and AD&D Plan
Cablevision CHOICEPlus Employee Assistance Plan
Cablevision Transportation Plan
Cablevision College Savings Plan
Cablevision Fresh Start Policy

D-1

Exhibit E
Unions
Licensed Ushers & Ticket Takers Service Employees International Union, AFL-CIO, Local 176
Special Officers & Guards Service Employees International Union, AFL-CIO, Local 177
Theatrical Protective Union Local One, International Alliance of Theatrical Stage Employees (IATSE)
International Brotherhood of Electrical Workers, Local 3
International Union of Painters & Allied Trades, District Council 9
International Union of Operating Engineers, Local 30
Service Employees International Union, Local 32B/32J International Brotherhood of Firemen & Oilers, Local 56
Treasurers & Ticket Sellers Local 751, IATSE
Theatrical Wardrobe Union Local 764, IATSE
International Brotherhood of Teamsters, Local 817
Associated Musicians of Greater New York, American Federation of Musicians, Local 802
IATSE Moving Picture Technicians, Artists and Allied Crafts of U.S., its territories and Canada
Theatrical Stage Employees Local 2 of IATSE and Moving Picture Technicians, Artists and Allied Crafts of the U.S. and Canada
Theatrical Wardrobe Union Chicago Local 769

E-1